Exhibit 10.14
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly-owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Mark F. Labay (“Executive”), is dated as of April 1, 2020 (the “Effective Date”).
R E C I T A L S
A.The Company and Executive have previously executed a letter evidencing certain supplemental employment terms, executed by the parties on September 30, 2019 (the “Prior Agreement”).

B.The Company desires to continue the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to continue to engage Executive to provide such services on the amended and restated terms and conditions set forth in this Agreement.
C. Executive desires to continue to be in the employ of the Company, and is willing to accept such employment on the amended and restated terms and conditions set forth in this Agreement.
D. The Company and Executive wish to enter into an employment relationship with a written employment agreement intended to supersede and replace any and all other written and oral representations regarding Executive’s employment with Company, including without limitation, the Prior Agreement.
AGREEMENT
NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, and with understanding that, unless otherwise indicated, any of Executive obligations do not start until the Effective Date, Executive and the Company agree as follows:
1. Position, Duties, Responsibilities
1.1. Position and Term. The Company hereby employs Executive to render services to the Company in the position of Executive Vice President and Chief Financial Officer, reporting directly to the Chief Executive Officer of the Company. The Company’s employment of Executive hereunder is contingent upon Executive successfully completing a background investigation. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the Chief Executive Officer, including, but not limited to, those customarily performed by Executive Vice Presidents and Chief Financial

Officers, of public corporations in the same or similar industries, managing business risk and protecting Company assets, as well as any other such duties and responsibilities as are customarily performed by persons holding similar positions at similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of Everi Holdings and any of Everi Holdings’ direct or indirect, wholly-owned or partially-owned subsidiaries or Everi Holdings’ affiliates. Additionally, Executive shall serve in such other capacity or capacities as the Chief Executive Officer may from time to time reasonably and lawfully prescribe. Executive shall be deemed an “Executive Officer” for purposes of indemnification by the Company pursuant to Article XI of the Company’s bylaws.
1.2. Best Efforts; Other Activities. Executive will expend Executive’s best efforts on behalf of the Company, Everi Holdings and their respective subsidiaries and affiliates, and will abide by all policies and decisions made by the Company and Everi Holdings, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company, Everi Holdings and their respective subsidiaries and affiliates at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties and responsibilities under this Agreement and, except upon the prior written consent of the Board of Directors of the Company (the “Board”), Executive will not (a) accept any other employment, or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company, Everi Holdings and/or their respective subsidiaries and affiliates. Notwithstanding the foregoing, Executive shall be permitted to engage in occasional charitable activities outside the scope of Executive's employment hereunder so long as such activities (i) do not conflict with the actual or proposed business of the Company, Everi Holdings and/or their respective subsidiaries and affiliates, and (ii) do not affect the performance of Executive's duties hereunder. In addition, subject to the prior written consent of the Board and subject to the satisfaction of Executive’s fiduciary duties to the Company, Everi Holdings and/or their respective subsidiaries and affiliates, Executive may be permitted to serve as a director of other corporations provided that the businesses of such other corporations are not competitive with the actual or proposed business of the Company, Everi Holdings and/or their respective subsidiaries and affiliates and provided further that Executive’s service as a director of such other corporations does not interfere with Executive's performance of Executive's duties hereunder. In the sole discretion of the Board, any such prior written consent may be subsequently revoked in the event that the Chief Executive Officer or Board determines that Executive’s position as a director of any such other corporation has developed into a conflict of interest.
1.3. Location. Executive’s principal place of employment shall be the Company’s corporate headquarters, which is located in Las Vegas, Nevada, USA.

1.4. Proprietary Information. Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, Everi Holdings and their respective subsidiaries and affiliates, which is not generally known in the trade, and which gives the Company, Everi Holdings and their respective subsidiaries and affiliates an advantage over their competitors who do not know or use it. As a condition precedent to Executive’s employment by the Company, Executive agrees to execute and deliver to the Company, concurrent with Executive's execution and delivery of this Agreement, a copy of the “Employee Proprietary Information and Inventions Agreement” attached hereto as Exhibit A.
1.5. No Inconsistent Obligations. Executive represents and covenants that Executive is free to enter into this Agreement as of today and is not bound by any restrictive covenants, including but not limited to, covenants not to compete that could conflict with this Agreement, and will be permitted to be employed by the Company as contemplated hereby. Executive further represents and covenants that Executive has not and will never use any confidential information or trade secrets belonging to any third party, including, but not limited to, Executive’s prior employer(s), to the extent Executive has any, in any way or manner related to or with respect to the performance of the duties and obligations hereunder.
1.6. Regulatory Approval. Due to the nature of the business of the Company, Everi Holdings and their respective subsidiaries and affiliates and Executive’s position with the Company and Everi Holdings, and, in addition to normal employment-related credit, reference and background investigations, Executive may also be required to complete applications required by various regulatory, tribal, state, local or other international governmental authorities in and under whose jurisdiction the Company, Everi Holdings and their respective subsidiaries and affiliates conduct business, as well as other applications that may be required by regulatory authorities with jurisdiction over the Company, Everi Holdings and their respective subsidiaries and affiliates. Such applications may require complete disclosure of personal and financial information, criminal convictions or arrests (expunged or not) and business associations. As an ongoing condition of Executive’s employment, Executive must be able to satisfy all applicable requirements of such governmental and regulatory authorities and obtain all necessary regulatory approvals and licenses.
1.7. Termination of Prior Agreements. The Company and Executive agree that upon the execution and delivery of this Agreement, all agreements relating to employment or consulting services between the Company and Executive in effect on or prior to the Effective Date shall terminate in their entirety and be of no further force or effect, except for the (a) Employee Proprietary Information and Inventions Assignment Agreement, (b) any other agreement or document with respect to any stock options, restricted stock or other equity awards, (c) the

Arbitration Agreement as defined in Section 8 hereof, and for as (d) the severance provisions of the Prior Agreement may apply to Section 4.1.1.(a).
2. Compensation of Executive
2.1. Base Salary. In consideration of the services to be rendered under this Agreement, while employed by the Company, the Company shall pay Executive an annual base salary (“Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy, , as follows: (a) for the period from the Effective Date through March 31, 2021: a Base Salary at the rate of Three Hundred Thousand United States Dollars (US$300,000.00) per year, and (b) for the period from April 1, 2021 through March 31, 2022: a Base Salary at the rate of Three Hundred Fifty Thousand United States Dollars (US$350,000.00) per year, and (2) for the period from April 1, 2022 through March 31, 2023: a Base Salary at the rate of Four Hundred Thousand United States Dollars (US$400,000.00) per year. Such Base Salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such Base Salary shall be subject to annual review by the compensation committee of the Board of Directors of Everi Holdings (the “Compensation Committee”).
2.2. Bonus. For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for an annual discretionary bonus (the “Cash Bonus”) with a target amount equal to seventy-five percent (75%) of Executive’s then current base salary (the “Target Percentage”), which Target Bonus will be calculated on a pro rata basis for any partial year based on applicable Base Salary(ies) and Target Percentage(s) in effect during the relevant periods. The actual amount of any such Cash Bonus for the applicable calendar year will be established by the Compensation Committee based on the measurement of certain performance criteria or goals (the “Bonus Metrics”) established for the applicable calendar year by the Compensation Committee prior to or as soon as practicable after the commencement of such calendar year, but in no event later than March 31 of the applicable calendar year, and set forth in a written plan (“Annual Bonus Plan”). If the Compensation Committee determines that the applicable Bonus Metrics have been achieved at or above a “threshold” level with respect to the applicable performance year, then, based on the level of such achievement, the Executive shall be entitled to receive payment of the applicable Cash Bonus (which may be less than, equal to, or greater than the Target Percentage based on the level of performance achieved and the terms of the Annual Bonus Plan). If the Committee determines that the applicable Bonus Metrics have not been achieved at a “threshold” level with respect to the applicable performance year, then no Cash Bonus under the Annual Bonus Plan shall be due and payable to the Executive for such year. Except as provided otherwise in this Agreement, Executive shall only be eligible to receive a Cash Bonus for a calendar year if

Executive is employed on the last day of such calendar year. Any Cash Bonus awarded for a calendar year, if any, shall be paid in cash when other senior executives of the Company are paid, and, in any event, on or before March 31st of the calendar year subsequent to the calendar year in which the Cash Bonus is earned.
2.3. Benefits. Executive shall be entitled to participate in any of the Company’s group medical, dental, life insurance, 401(k) or other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management, based upon the eligibility dates described in the applicable benefit plan documents and subject to the terms and conditions of such plans. Executive shall be provided such perquisites of employment as are provided to all other members of the Company’s senior executive management. Executive understands that the Company has adopted an “unlimited” vacation policy pursuant to which the Company does not limit senior executive officers’ vacation time or sick days; accordingly, like the Company’s other senior executive officers, Executive will not “accrue” paid time off days and will not be compensated for “unused” paid time off upon termination.
2.4. Expense Reimbursements. Executive shall be entitled to reimbursement of all reasonable expenses incurred by Executive in the performance of Executive's duties hereunder, in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive, and (c) not be subject to liquidation or exchange for another benefit.
2.5. Equity Awards. Executive will be eligible to receive restricted stock, restricted stock units, performance awards, stock options or other equity awards with a frequency substantially similar to those regularly awarded to other members of the Company’s senior executive management, other than the Chief Executive Officer, (each, an “Equity Award”) under the applicable equity incentive plan of Everi Holdings as then in effect (the “Plan”), as determined by the Compensation Committee. Executive agrees and acknowledges that any Equity Award, currently held by, or subsequently awarded to, Executive will be subject to and governed by the terms and conditions of the Plan and an applicable form of agreement for such Equity Award specified by the Compensation Committee. As such, with respect to Equity Awards previously granted to Executive, this Agreement is expressly intended to (i) supersede any such conflicting provisions in any Prior Agreement and (ii) to the extent necessary, shall constitute an amendment to any such Equity Award agreement. Further, with respect to any subsequent Equity Award granted during the Term, Executive will be required to consent in writing to such terms as a condition of retaining the Equity Award.

2.6. Other. In connection with the execution and delivery of this Agreement, the Company will request the Compensation Committee approve a grant to Executive an Equity Award of Ten Thousand (10,000) shares of restricted stock of Everi Holdings and become vested shares thirty-three percent (33%) of the total number of shares shall vest and become vested shares on each of the first three anniversaries of the date of grant (disregarding any resulting fractional share). The Equity Awards described in this Section 2.6 will be reflected in, and governed by, an applicable grant agreement to be executed by Executive in connection with such grant.

3. Term
The term of the Agreement shall be one (1) year from the Effective Date (the “Initial Term”). The Company shall give written notice of intent to renew, or not renew, the Agreement ninety (90) days prior to the expiration of the Initial Term. In the event that Company fails to give written notice of intent not to renew as provided above, the Agreement shall renew for successive one-year terms (each, a “Renewal Term”) until terminated by either party upon giving ninety (90) days’ written notice prior to the end of a Renewal Term. The Initial Term and any subsequent Renewal Term, taking into account any early termination of employment pursuant to Section 4, are referred to collectively as the “Term.”
4. Termination of Employment
4.1. Definitions.
4.1.1. For the purposes of this Agreement, termination shall be for “Cause” if (a) Executive refuses or fails to act in accordance with any lawful order or instruction of the Chief Executive Officer or Board, and such refusal or failure to act has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board, as applicable, of such failure, (b) Executive is determined by the Chief Executive Officer or Board to have failed to devote reasonable attention and time to the business affairs of the Company, Everi Holdings and their subsidiaries and affiliates, (c) Executive is reasonably determined by the Chief Executive Officer or Board to have been (i) unfit for service (i.e., denied any license, permit or qualification required by, or found unsuitable by, any gaming regulator or other governmental authority), (ii) unavailable for service (other than as a result of an Incapacity (as defined below)), or (iii) grossly negligent in connection with the performance of Executive's duties on behalf of the Company, Everi Holdings and their subsidiaries and affiliates, which unfitness, unavailability or gross negligence has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board of the same; (d) Executive is reasonably determined by the Chief Executive Officer or Board to have committed a material act of dishonesty or willful misconduct or to have acted in bad faith to the material detriment of the Company, Everi Holdings and/or their subsidiaries and affiliates in connection with the performance of Executive's duties hereunder; (e) Executive is convicted of a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, or (f) Executive materially breaches any agreement with the Company or Everi Holdings which material breach has not been cured within five (5) days following Executive's receipt of written notice from the Chief Executive Officer or Board of the same.
4.1.2. For purposes of this Agreement, the term “without Cause” shall mean termination of Executive’s employment by the Company for reasons other than for Cause (and excluding any such termination resulting from Executive’s Incapacity or Death).
4.1.3. For the purposes of this Agreement, termination shall be for “Good Reason” if (a) there is a material diminution of Executive’s responsibilities or authority with the Company or Everi Holdings, or a material adverse change in the Executive’s reporting responsibilities or title, in each case as they existed prior to such diminution or change without Executive’s consent (which shall be deemed to have occurred in the event that there is a material reduction in the scope of the organization with respect to which the Executive has primary authority); (b) there is a material reduction by the Company in the Executive’s compensation as then in effect, without Executive’s consent; or (c) Executive’s principal work locations are relocated outside of the Las Vegas, Nevada, USA metropolitan area without Executive’s consent. Executive will be deemed not to have terminated Executive’s employment for Good Reason unless (i) Executive has delivered written notice to the Company of Executive's intent to exercise the rights pursuant to this Section within thirty (30) days following the first occurrence of a condition that would constitute Good Reason and identifying the facts constituting such condition, and (ii) the Company has failed to remedy such condition within thirty (30) days following its receipt of such written notice, and (iii) the Executive’s termination of employment for Good Reason is effective no later than one-hundred fifty (150) days following the first occurrence of such condition. Executive agrees that Executive may be required to travel from time to time as required by the Company’s business and that such travel shall not constitute grounds for Executive to terminate Executive's employment for Good Reason.
4.1.4. For the purposes of this Agreement, Executive shall be deemed to have suffered an “Incapacity” if Executive, due to any mental or physical illness, injury or limitation, has been unable to perform the essential duties and responsibilities of Executive’s position for a period of at least one-hundred eighty (180) days in any rolling three hundred and sixty-five (365) day period.
4.2. Termination by Executive. During the Term, Executive may terminate Executive's employment upon written notice to the Company. In the event that, during the Term, Executive terminates Executive's employment for any reason other than for Good Reason, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive, and Executive shall be entitled to receive, only the following: all Base Salary earned by Executive through the last day of Executive’s employment but not yet paid, all reimbursable business expenses properly incurred by Executive pursuant to Section 2.4 through the last day of Executive’s employment but not yet reimbursed, and all benefits earned by Executive pursuant to Section 2.3 through the last day of Executive's employment (the “Accrued Amounts”); provided however, in the event the Company elects to enforce the Noncompete Term (as defined in Section 7.1) following a termination under this Section 4.2, the Company will continue to pay Executive’s then-current Base Salary in installments in accordance with the Company’s regular payroll procedures during the pendency of the Noncompete Term.
4.3. Termination by the Company for Cause. In the event that, during the Term, the Company terminates Executive’s employment for Cause, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive, and Executive shall be entitled to receive, only the Accrued Amounts; provided however, in the event the Company elects to enforce the Noncompete Term following a termination under this Section 4.3, the Company will continue to pay Executive’s then-current Base Salary in installments in accordance with the Company’s regular payroll procedures during the pendency of the Non-Compete Term.
4.4. Termination by the Company without Cause, or Termination by Executive for Good Reason. In the event that, during the Term, the Company terminates Executive’s employment without, or Executive terminates Executive’s employment for Good Reason, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive, and Executive shall be entitled to receive, the Accrued Amounts. In addition, and subject to the conditions set forth in Section 4.8 below, the Company shall pay to Executive the severance payments and benefits set forth below in Sections 4.4.1- 4.4.4 in accordance with the terms thereof.
4.4.1. Base Salary Continuation. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason as follows: (a) during the initial six (6) months of the Initial Term, the Company shall pay severance in accordance with the Prior Agreement, and (b) during the remainder of the Initial Term or during any Renewal Term, the Company shall continue to pay Executive’s Base Salary at the then-current rate, the Company shall continue to pay Executive’s Base Salary at the then-current rate (determined prior to any reduction constituting a condition giving rise to Good Reason) for a period of one (1) year following the date of termination. Such salary continuation shall be paid to Executive in installments in accordance with the Company’s regular payroll procedures, with the initial salary continuation payment to be made on the first regular payroll date of the Company following the Release Deadline and to include a catch-up payment for all regular Company payroll dates occurring between the date of Executive’s termination of employment and such initial salary continuation payment date; provided, however, that if the period beginning on the date of Executive’s termination of employment and ending on the first Company payroll date following the Release Deadline straddles two calendar years, then the salary continuation payments shall in any event begin in the second such calendar year. Salary continuation payments shall be subject to standard deductions and withholdings.
4.4.2. Target Bonus. If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason as follows: (a) during the initial six (6) months of the Initial Term, the Company shall pay severance in accordance with the Prior Agreement, and (b) during the remainder of the Initial Term or during any Renewal Term, during the Term, the Company shall pay to Executive, less standard deductions and withholdings, an additional severance benefit in an amount equal to one-hundred percent (100%) of Executive’s then-current target bonus (based on the target bonus percentage) for the calendar year in which the termination occurs, such aggregate amount to be in substantially equal installments concurrent with the salary continuation payments pursuant to Section 4.4.1 (including a catch-up payment as described therein).
4.4.3. Vesting of Equity Awards and Exercise Period. Upon the Company’s termination of Executive’s employment without Cause or Executive’s termination of Executive’s employment for Good Reason, then all Equity Awards granted to Executive following the Effective Date and held by Executive immediately prior to such termination shall be governed by the terms of the applicable grant agreement pursuant to which such Equity Award is granted, in each case as determined by the Compensation Committee at the time of such grant.
4.4.4. Health Care Coverage. The Company shall, following the Executive’s timely election, provide the Executive with continued coverage under the Company’s group health insurance plans as then in effect in accordance with the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), at no cost to Executive, for a period of time equal to the eighteen (18) months following the date of termination of Executive’s employment; provided however that, in the event that Executive secures alternate employment which offers health care coverage during this 18-month period, the Company’s obligations under this section will cease. Notwithstanding the preceding sentence, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and

Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of such applicable salary continuation period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable withholdings and deductions, and Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.
4.5. Termination by the Company for Incapacity. In the event that, during the Term, Executive suffers an Incapacity as determined by the Company in its reasonable discretion, the Company may elect to terminate Executive’s employment pursuant to this Section 4.5. In such event, all of the Company’s duties and obligations under this Agreement shall cease as of the last day of Executive’s employment and the Company shall pay Executive, and Executive shall be entitled to receive, only the Accrued Amounts; provided, however, that nothing contained in this Agreement shall limit Executive’s rights to payments or other benefits under any long-term disability plans of the Company in which Executive participates, if any.
4.6. Termination upon Death. In the event that, during the Term, Executive dies, Executive’s employment shall be deemed to have terminated upon the date of death and all of the Company’s duties and obligations under this Agreement shall cease. In such event, the Company shall pay Executive’s estate, and Executive’s estate shall be entitled to receive, only the Accrued Amounts; provided, however, that nothing contained in this Agreement shall limit Executive’s estate’s or Executive’s beneficiaries’ rights to payments or other benefits under any life insurance plan or policy in which Executive participated or with respect to which Executive has designated a beneficiary, if any.
4.7. Change in Control and Termination Payments.
4.7.1. Equity Award Acceleration. Upon a Change in Control (as that or a substantially similar term is defined in the Plan), the vesting or termination of all outstanding Equity Awards shall continue to be governed under the terms of such Equity Awards.
4.7.2. Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (a) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (b) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order (to the extent compliant with Section 409A of the Code and the regulations thereunder (“Section 409A”)): (i) reduction of Payments that constitute “deferred compensation” (within the meaning of Section 409A), and if there is more than one such Payment, then such reduction shall be applied on a pro rata basis to all such Payments; (ii) reduction of Payments payable in cash that do not constitute deferred compensation; (iii) reduction of accelerated vesting of Equity Awards other than stock options, if any; (iv) reduction of accelerated vesting of stock options, if any; and (v) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards. If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.
4.7.3. Calculation. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by the tax firm required to be made by this Section. The Company and Executive shall furnish the tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.
4.8. No Other Compensation or Benefits/No Duty to Mitigate. Executive acknowledges that except as expressly provided in this Agreement, Executive shall not be entitled to any compensation, severance payments or benefits upon the termination of Executive’s employment. The Company acknowledges that Executive is under no duty to seek other employment or otherwise mitigate the obligations of the Company under this Agreement and the Company shall have no right of off-set against the amounts owed to Executive by the Company on account of any remuneration or other benefit earned or received by Executive after Executive’s termination by the Company.
4.9. Conditions to Severance. Executive will only be entitled to receive the severance payments and benefits set forth in Sections 4.4.1- 4.4.4 if, on or before the thirtieth (30th) day following the date of termination of Executive's employment (the “Release Deadline”), Executive executes a full general release of claims agreement in a form similar to Exhibit B hereto or the Company’s then-current version thereof, releasing all claims, known or unknown, that Executive may have against the Company, Everi Holdings and their respective subsidiaries and affiliates, and each of their respective officers, directors, and employees arising out of or in any way related to Executive’s employment or termination of employment with the Company, and the period for revocation, if any, of such release agreement has lapsed without the release having been revoked. In the event that Executive breaches any of the covenants contained in Sections 7 or 8, the Company shall have the right to (a) terminate further provision of any portion of the severance payments and benefits set forth in Sections 4.4.1-4.4.4 not yet paid or provided to Executive, (b) seek reimbursement in gross from Executive for any and all portions of the severance payments and benefits set forth in Sections 4.4.1-4.4.4 previously paid or provided to Executive, (c) recover from Executive all shares of Everi Holdings stock acquired by Executive pursuant to Equity Awards the vesting of which was accelerated by reason of Executive’s termination of employment (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (d) immediately cancel all portions of Equity Awards the vesting of which was accelerated by reason of Executive’s termination of employment.
4.10. Expiration of the Term. For the avoidance of doubt, in the absence of an assertion of Cause by the Company, the exercise by the Company of its right to not extend the Agreement, shall constitute a termination at the election of the Company without Cause and Executive’s employment will be terminated as of such date.
5. Executive’s Termination Obligations
5.1. Return of Company’s Property. Without in any way limiting Executive’s obligations and the Company’s rights under the Employee Proprietary Information and Inventions Agreement described in Section 1.4, Executive hereby acknowledges and agrees that all books, manuals, records, reports, notes, contracts, lists, spreadsheets and other documents or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment, belong to Company and shall be promptly returned to Company upon termination of Executive’s employment with the Company for any reason.
5.2. Cooperation in Pending Work. Following any termination of Executive’s employment with the Company for any reason, Executive shall, at the Company’s request, reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company, Everi Holdings and their respective subsidiaries and affiliates and the orderly transfer of work to other employees of the Company, Everi Holdings and their respective subsidiaries and affiliates. Executive shall also cooperate, at the Company’s request, in the defense of any action brought by any third party against the Company, Everi Holdings and/or their respective subsidiaries and affiliates that relates in any way to Executive’s acts or omissions while employed by the Company.
5.3. Resignation. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all positions as an employee, officer, director or manager then held with the Company, Everi Holdings or any of their respective subsidiaries or affiliates. Executive agrees to execute and deliver such documents or instruments as are reasonably requested by the Company, Everi Holdings or any such subsidiary or affiliate to evidence such resignations.
5.4. Survival. The representations and warranties contained herein and Executive’s and the Company’s obligations under Sections 3, 4, 5, 6, 7, 8 and 9 and under the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company for any reason and the expiration of this Agreement.
5.5. Mutual Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, Everi Holdings and/or their respective subsidiaries and affiliates or their respective employees, officers or directors. The Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.
6. Compliance with Section 409A of the Code.
6.1. This Agreement and all payments and benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A, and shall be construed and interpreted in accordance with such intent. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement, and except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by Executive in connection with compensation paid or provided to Executive pursuant to this Agreement.
6.2. No amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until

Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
6.3. Any right of Executive to receive installment payments under this Agreement shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
7. Restrictions on Competition after Termination
Executive acknowledges that the nature of the business of the Company, Everi Holdings and/or their respective subsidiaries and affiliates is such that it would be extremely difficult for Executive to honor and comply with Executive's obligations under the Employee Proprietary Information and Inventions Agreement described in Section 1.4 to keep secret and confidential the trade secrets of the Company, Everi Holdings and/or their respective subsidiaries and affiliates if Executive were to become employed by or substantially interested in the business of a competitor of the Company, Everi Holdings and/or their respective subsidiaries and affiliates is such that soon following the termination of Executive's employment with the Company, and it would also be extremely difficult to determine in any reasonably available forum the extent to which Executive was or was not complying with Executive's obligations under such circumstances.
7.1. Duration of Restriction. In consideration for the Company’s and Everi Holdings’ undertakings and obligations under this Agreement, and in light of Executive’s unique position and substantial knowledge of the operations, plans and projects of the Company, Everi Holdings and their respective subsidiaries and affiliates, Executive agrees that, during the Noncompete Term (as defined below), Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any line of business in which the Company, Everi Holdings and/or their respective subsidiaries and affiliates engages at the time of such termination, in the United States Canada, the

United Kingdom or such other countries in which the Company, Everi Holdings and/or their respective subsidiaries and affiliates conducts business at the time of such termination (“Restricted Territory”). For the avoidance of doubt, the foregoing shall not prohibit Executive from engaging in, owning an interest in, or participating in any business that processes credit card, debit card or automated teller machine transactions originated from outside of gaming establishments, unless the Company has expanded its operations to encompass such activities at the time of termination. For purposes of this Agreement, the “Noncompete Term” shall mean the period of six (6) months after the termination of Executive’s employment hereunder or, if greater, the period during which Executive continues to receive salary continuation payments pursuant to Section 4.4.1 above. The parties agree that ownership of no more than 1% of the outstanding voting stock of a publicly-traded corporation or other entity shall not constitute a violation of this provision. The parties intend that the covenants contained in this section shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this section. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in this section, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.
7.2  Assignment. Executive expressly understands and agrees that all restrictions on employment and solicitation as set for in Sections 7 and 8 are fair and reasonable, and are a material part of this Agreement which would not be entered into by the parties absent mutual agreement to the assignability of the same. Executive further expressly understands and agrees that Executive's duties and obligations as set forth in Sections 7 and 8 of this Agreement may be assigned by the Company upon a Change in Control at Company's discretion. Executive agrees that Executive has received separate valuable and sufficient consideration in exchange for Company's right to assign Executive's obligations and duties as set forth in Sections 7 and 8.
8. Restrictions on Solicitation after Termination
In consideration for the Company’s and Everi Holdings’ undertakings and obligations under this Agreement, and in light of Executive’s unique position and substantial knowledge of the operations, plans and projects of the Company, Everi Holdings and their respective subsidiaries and affiliates, Executive agrees that, for a period of one (1) year following the termination of Executive's employment hereunder for any reason, Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an executive, associate, consultant, employee, independent contractor or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company, Everi Holdings and/or their respective subsidiaries and affiliates any person or entity who is, or, during the then most recent three-month period, was, employed by, or had served as an agent or key consultant of the Company, Everi Holdings and/or their respective subsidiaries and affiliates, provided, however, that Executive shall not be prohibited from receiving and responding to unsolicited requests for employment or career advice from the Company’s employees.
9. Arbitration
9.1. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration pursuant to the terms and conditions set forth in that certain National Mutual Arbitration Agreement for Employees of the Company executed by Executive (the “Arbitration Agreement”) in the form attached hereto as Exhibit C Claims subject to the Arbitration Agreement shall include contract claims, tort claims, claims relating to compensation and Equity Awards, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment compensation, workers’ compensation, and claims under the National Labor Relations Act shall not be subject to arbitration.
9.2. Enforcement Actions. Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including, without limitation, any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada.
9.3. Exceptions. Nothing in this Agreement precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. In addition, either party may, at its option, seek injunctive relief in a court of competent jurisdiction for any claim or controversy arising out of or related to the matters described in Sections 7 and 8 above or the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party in contravention of the Employee Proprietary Information and

Inventions Agreement or otherwise. By way of example, the Company may choose to use the court system to seek injunctive relief to prevent disclosure of its proprietary information or trade secrets; similarly, Executive may elect to use the court system to seek injunctive relief to protect Executive’s own inventions or trade secrets.
9.4. Attorneys’ Fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be borne equally by Executive and the Company.
9.5. Survival. The parties’ obligations under this Agreement, where applicable including Section 7 and 8, shall survive the termination of Executive’s employment with the Company for any reason and the expiration of this Agreement.
9.6. Acknowledgements. THE PARTIES UNDERSTAND AND AGREE THAT THIS SECTION 9 CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS SECTION 9. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS SECTION 9 WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.
10. Expiration
The terms of this Agreement are intended by the parties to govern Executive’s employment with the Company during the Term. Upon the termination of Executive’s employment with the Company for any reason, this Agreement shall expire and be of no further force or effect, except to the extent of provisions hereof which expressly survive the expiration or termination of this Agreement.
11. Entire Agreement
Except as otherwise expressly stated herein, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent any provisions in this Agreement are inconsistent with any provisions of the Exhibits, the provisions of the Exhibits shall supersede and be controlling. Further, upon execution of this Agreement, and except as the severance provisions of the Prior Agreement applies to Section 4.1.1. (a), the Prior Agreement will terminate and be of no further force and effect.
12. Amendments, Waivers
This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.
13. Assignment; Successors and Assigns
Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company, Everi Holdings and/or their respective subsidiaries and affiliates with, or their merger into, any other corporation, or the sale by the Company, Everi Holdings and/or their respective subsidiaries and affiliates of all or substantially all of their respective properties or assets, or the assignment by the Company, Everi Holdings and/or their respective subsidiaries and affiliates of this Agreement and the performance of its obligations hereunder to any successor in interest.
14. Governing Law
The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard to conflicts of laws. Each party consents to the jurisdiction and venue of the state or federal courts in Las Vegas, Nevada, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, except that injunctive relief may be sought in any court of competent jurisdiction
15. Acknowledgment
The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.
16. Notices

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Everi Payments Inc. Attn: CEO w/ copy to General Counsel 7250 S. Tenaya Way, Ste. 100 Las Vegas, NV 89113
If to Executive:	Mark Labay 8 Chinese Fir Drive Las Vegas, Nevada 89141
Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other party in the name specified in this section.
17. Representations and Warranties
Upon reasonable belief, Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.
18. Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ Mark F. Labay
	Michael D. Rumbolz	Mark F. Labay
Chief Executive Officer

Acknowledged and Agreed:

EVERI HOLDINGS INC.

By:	/s/ Michael D. Rumbolz
Michael D. Rumbolz
Chief Executive Officer

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment by Everi Payments Inc, a Delaware corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company and its parent, subsidiary and affiliate entities, as more fully set out below.
1. Proprietary Information.

(a) Confidential Restrictions. I understand that, in the course of my work as an employee of the Company, I may have access to Proprietary Information (as defined below) concerning the Company. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information, which has great value to the Company’s business. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except: (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized in writing by a duly authorized officer of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by a duly authorized officer of the Company.
(b) Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company, the Company’s parent or subsidiary entities or to the Company’s affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. I further understand that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
(c) Information Use. I agree that I will maintain at my work area or in other places under my control only such Proprietary Information that I have a current “need to know,” and that I will return to the appropriate person or location or otherwise properly dispose of Proprietary Information once my need to know no longer exists. I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.
(d) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of a duly authorized officer of the Company.
2. Inventions.
(a) Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term “Invention Ideas” means all ideas, processes, inventions, technology, programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, trademarks, and service marks, and all improvements, rights, and claims related to the foregoing, that are conceived, developed, or reduced to practice by me alone or with others during the period of my employment with the Company, except for (1) Invention Ideas excluded in Schedule A, (2) Invention Ideas that I develop entirely on my own time without the Company’s equipment, supplies, facilities or trade secret information except for those Invention Ideas that either relate at the time of conception or reduction to practice of the Invention Idea to the Company’s business or actual or demonstrably anticipated research or development or result from any work performed by me for the Company, and (3) to the extent that any law applicable to my employment lawfully prohibits the assignment.
(b) Disclosure. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, invention, technology, program, original work of authorship, design, formula, discovery, patent, copyright, trademark, or service mark, that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it is an Invention Idea subject to this Agreement.
(c) Assignment. I agree to assign and hereby do assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not copyrightable or patentable.
(d) Assist with Registration. In the event any Invention Idea shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining and maintaining letters patent or other applicable registrations and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to accomplish such registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me. I agree to maintain adequate and current records on the development of all Invention Ideas, which shall also remain the sole property of the Company.
(e) License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell any invention as part of and in connection with the Company property.
(f) Exclusions. Except as disclosed in Schedule A attached hereto and incorporated herein, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement. To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or improvements thereon, that is now in existence between me and any other person or entity.

(g) Disclosure. I agree to disclose promptly to the Company all “Invention Ideas” and relevant records as defined in paragraph 2(a), above. I further agree to promptly disclose to the Company any idea that I do not believe to be an invention, but which is conceived, developed, or reduced to practice by me (alone or with others) while I am employed by the Company or during the one-year period following the termination of my employment. I will disclose the idea, along with all information and records pertaining to the idea, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention Idea subject to this Agreement.
(h) Post-Termination Period. I agree that any idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement shall be presumed to be an Invention Idea if it is conceived, developed, use, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut this presumption if I prove that the idea, invention, writing, discovery, patent, copyright, trademark or similar item or improvement is not an Invention Idea covered by this Agreement.
3. Former or Conflicting Agreements. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent and warrant that I have returned all property and confidential information belonging to all prior employers, individuals and entities who have provided such property and confidential information to me, if any, as required by such prior employers, individuals and entities. I further represent and warrant that my performance of the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I have listed in Schedule A all other agreements concerning proprietary information or agreements to which I am a party and have attached copies of any agreements in my possession.
4. Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.
5. Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by paragraph 2(b). In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as

Schedule B hereto and incorporated herein. I ACKNOWLEDGE THAT THE COMPANY IS AN “AT-WILL” EMPLOYER AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO IMPLY THAT THE TERM OF MY EMPLOYMENT IS OF ANY DEFINITE DURATION. NO ONE OTHER THAN AN AUTHORIZED OFFICER OF THE COMPANY HAS THE AUTHORITY TO ALTER THIS ARRANGEMENT, TO ENTER INTO AN AGREEMENT FOR EMPLOYMENT FOR A SPECIFIED PERIOD OF TIME, OR TO MAKE ANY AGREEMENT CONTRARY TO THIS POLICY, AND ANY SUCH AGREEMENT MUST BE IN WRITING AND MUST BE SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY AND BY THE AFFECTED EMPLOYEE.
6. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act or other federal or state law and that I could face possible criminal and civil actions, resulting in imprisonment and substantial monetary liability, if I misappropriate the Company’s trade secrets. In addition, I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company in law or equity.
7. Miscellaneous Provisions.
(a) Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement.
(b) Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any conflicts or choice of law provisions that would result in the application of the laws of any jurisdiction other than the internal laws of the State of Nevada. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
(c) Entire Agreement. The terms of this Agreement are the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement; provided however that, to the extent that any provision of this Agreement is in conflict with, contrary to, or otherwise inconsistent with the intent of any provision of my Employment Agreement dated December 31, 2017, the terms of such Employment Agreement will prevail.

(d) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by me and by a duly authorized representative of the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.
(e) Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.
(f) Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.
8. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

ACKNOWLEDGEMENT & AGREEMENT
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY NOTED ON SCHEDULE A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date:________________________ Employee Name: ______________

__________________________________________
Employee Signature

SCHEDULE A
EMPLOYEE’S DISCLOSURE
OF PRIOR INVENTIONS AND PRIOR AGREEMENTS

1. Prior Inventions. Except as set forth below, there are no ideas, processes, inventions, technology, writings, programs, designs, formulas, discoveries, patents, copyrights, or trademarks, or any claims, rights, or improvements to the foregoing, that I wish to exclude from the operation of this Agreement: __________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________

2. Prior Agreements. Except as set forth below, I am aware of no prior agreements between me and any other person or entity concerning proprietary information or inventions (attach copies of all agreements in your possession):
________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________ ________________________________________________________________________

Date: ________________________ Employee Name: __________________________________

__________________________________________
Employee Signature

SCHEDULE B
TERMINATION CERTIFICATE CONCERNING
EVERI PAYMENTS INC. (FORMERLY KNOWN AS GLOBAL CASH ACCESS, INC.)
PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all property of Everi Payments Inc., a Delaware corporation (the “Company”), its parent entity and their respective subsidiaries and affiliates, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.
I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to the foregoing, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.
On termination of my employment with the Company, I will be employed by _____________________ [Name of New Employer] [in the ______________ division] and I will be working in connection with the following projects:
[Generally describe the projects]
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Date: ________________________ Employee Name: __________________________________

__________________________________________
Employee Signature

EXHIBIT B
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Everi Payments Inc. (formerly known as Global Cash Access, Inc.) (“Company”) and [EXECUTIVE] (“Employee”) with respect to the following facts:
A. Employee is employed by Company pursuant to an Employment Agreement setting forth the terms and conditions of employment dated as of July 18, 2016 and shall be effective on that date (collectively referred to as the “Employment Agreement”).
B. Employee’s employment with Company will terminate [without Cause] [for Good Reason] (as that term is defined in the Employment Agreement) effective [DATE] (“Separation Date”), and as of such date Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. As a result, Employee is entitled to those certain severance payments and benefits described in the Employment Agreement, provided Employee enters into this Agreement.
C. The parties desire to settle all claims and issues that have or could have been raised, in relation to, and arising out of, or in any way connected to, the acts, transactions or occurrences between them to date, including, but not limited to, Employee’s employment with Company and the termination of that employment, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements set forth below, the parties agree as follows:
1.Severance Package. In exchange for the promises set forth herein and in compliance with the requirements set forth in the Employment Agreement, Company agrees to provide Employee with the payments and benefits set forth in Section 4 of the Employment Agreement (“Severance Package”), to which Employee is not otherwise entitled, absent entering into this Agreement. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement. Employee acknowledges and agrees that if Employee violates the terms of this Agreement or the continuing obligations under the Employment Agreement including, but not limited to those pertaining to post-employment restrictions, Company may terminate any payments and the provision of benefits described herein, and seek such other damages or remedies as may be appropriate. Company acknowledges and agrees that if Company violates the terms of this Agreement or the continuing obligations under the Employment Agreement including, but not limited to those pertaining to post-employment restrictions, Employee may cease to perform any of his/her obligations described herein, and seek such other damages or remedies as may be appropriate.

2.General Release.
Each party knowingly and voluntarily releases and forever discharges other party, (and, as to Company, any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, attorneys, directors, shareholders, agents, successors and assigns individually and in their business capacity) (collectively, “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releases as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
▪ Title VII of the Civil Rights Act of 1964;
▪ Sections 1981 through 1988 of Title 42 of the United States Code;
▪ The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
▪ The Immigration Reform and Control Act;
▪ The Americans with Disabilities Act of 1990;
▪ The Age Discrimination in Employment Act of 1967 (“ADEA”);
▪ The Worker Adjustment and Retraining Notification Act;
▪ The Fair Credit Reporting Act;
▪ The Family and Medical Leave Act;
▪ The Equal Pay Act;
▪ The Genetic Information Nondiscrimination Act of 2008;
▪ Chapter 613 of the Nevada Revised Statutes including the Nevada Equal Opportunities for Employment Law – Nev. Rev. Stat. § 613.310 et seq;
▪ Nevada Equal Pay Law – Nev. Rev. Stat. § 608.017;
▪ Nevada School Visitation Law – Nev. Rev. Stat. § 392.920;
▪ Nevada Wage Payment and Work Hour Law – Nev. Rev. Stat. § 608 et seq;
▪ Nevada Occupational Safety & Health Act – Nev. Rev. Stat. § 618 et seq
▪ any other federal, state or local law, rule, regulation, or ordinance;

▪ any public policy, contract, tort, or common law; and
▪ any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
2.1. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys’ fees, costs and expenses.
2.2. Each party expressly waives such party’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by itself or on its behalf, related in any way to the matters released herein. Employee further, waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Released Party identified in this Agreement is a party.
2.3. The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. This general release also does not bar claims or causes of action related to defamation, libel or invasion of privacy. In addition, this general release does not affect Employee’s rights to indemnification by the Company nor Employee’s coverage under the directors and officers insurance policies, if any, maintained by the Company.
2.4. Each party acknowledges that it may discover facts or law different from, or in addition to, the facts or law that such party knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
2.5. Each party declares and represents that such party intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and such party intends the release herein to be final and complete. Each party executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
3.Representation Concerning Filing of Legal Actions. Each party represents that, as of the date of this Agreement, such party has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other party or any of the other party’s Released Parties in any court or with any governmental agency related to the matters released in this Agreement.
4.Mutual Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Company agrees that it will instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employee.
5.Confidentiality and Return of Company Property. In accordance with the terms of his/her Employment Agreement, Employee understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all Company property must be returned to Company. By signing this Agreement, Employee represents and warrants that Employee has returned to Company, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties. In addition, each Party agrees to keep the terms of this Agreement confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Agreement or its terms with any current or prospective employee of Company.
6.Continuing Obligations and Cooperation. Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Employee Proprietary Information and Inventions Agreement previously signed by Employee. Employee also agrees that in accordance with his/her Employment Agreement, he/she will cooperate fully in the transition of her duties, and promptly and cooperatively answer any calls or emails the Company may have during the period she is receiving severance pay and/or benefits, without further compensation.
7.No Admissions. By entering into this Agreement, Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
8.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before signing this Agreement.
•Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) she has read and understands the terms of this Agreement; (b) she has been advised in writing to consult with an attorney before signing this Agreement; (c) she has obtained and considered such legal counsel as she deems necessary; (d) she has been given 21 days to consider whether or not to enter into this Agreement (although at her option, she may elect not to use the full 21day period); and (e) by signing this

Agreement on or after the Separation Date, Employee acknowledges that she does so freely, knowingly, and voluntarily.
•Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Michael Rumbolz, Chief Executive Officer, mrumbolz@everi.com, 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113 on or before the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.
•Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
9.Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
10.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Company or any of the Released Parties in order to enforce the terms or provisions of this Agreement, the Company, or Released Parties, as applicable, shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement, to the fullest extent permitted by law.
11.Affirmation. Employee affirms that Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.
12.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Nevada.
13.Counterparts. This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.
14.Entire Agreement; Modification. This Agreement, including the surviving provisions of the Employment Agreement and Employee Proprietary and Inventions Agreement previously executed by Employee, is intended to be the entire agreement between the parties, and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all parties hereto.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
Dated: ________________, 20__
By:
Everi Payments Inc.

Dated: ______________, 20__

By:
[EXECUTIVE]

EXHIBIT C
FORM OF ARBITRATION AGREEMENT
NATIONAL MUTUAL ARBITRATION AGREEMENT
FOR EMPLOYEES OF EVERI PAYMENTS, INC.

EVERI PAYMENTS INC., its parent corporation (if any), affiliates, subsidiaries, divisions, successors, assigns and their current and former employees, officers, directors, and agents (hereafter collectively referred to as “the Company”) seeks to work with our employees to resolve differences as soon as possible after they arise. Often times, differences can be eliminated through internal discussions between an employee and his/her supervisor. Other times, it may be helpful for Human Resources or other Company employees to become involved to help solve a dispute. To facilitate dispute resolution we have developed a binding arbitration process to settle disputes that are not resolved through more informal means.

The Company and you, on behalf of you, your heirs, administrators, executors, successors and assigns (hereinafter collectively referred to as “you” or “your”) agree pursuant to this Arbitration Agreement (“Agreement”) to arbitrate covered disputes, in lieu of litigating in court.

A. The Mutual Agreement to Arbitrate: Overview

The parties acknowledge that by agreeing to arbitration, they are WAIVING ANY RIGHTS TO A JURY TRIAL.

Except for the claims set forth in the paragraph below, you and the Company mutually agree to arbitrate any and all disputes, claims, or controversies (“claim”) against the Company that could be brought in a court including, but not limited to, all claims arising out of your employment and the cessation of employment, including any claim that could have been presented to or could have been brought before any court. This Agreement to arbitrate includes, but is not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Family and Medical Leave Act; the Americans with Disabilities Act of 1990; Section 1981 through 1988 of Title 42 of the United States Code; any state or local anti-discrimination laws; or any other federal, state, or local law, ordinance or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses or relief, including attorney’s fees. All claims which could be raised before a court must be raised by the time of the arbitration and the arbitrator shall apply the law accordingly.

Claims not covered by this Agreement are: (i) claims for workers' compensation benefits; (ii) claims for unemployment compensation benefits; (iii) claims based upon the Company's current

(successor or future) stock option plans, employee pension and/or welfare benefit plans if those plans contain some form of a grievance, arbitration, or other procedure for the resolution of disputes under the plan; and (iv) claims by law which are not subject to mandatory binding pre-dispute arbitration pursuant to the Federal Arbitration Act, such as claims under the Dodd-Frank Wall Street Reform Act. Further, this Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board (NLRB) or the Equal Employment Opportunity Commission (EEOC).

Likewise, as noted above, the Company agrees to arbitrate any claim against you as per the terms of this Agreement but retains all right to seek injunctions in aid of arbitration.

B. Class/Collective Action Waiver, Jury Waiver and Administrative Charges
The parties agree all claims must be pursued on an individual basis only. By signing this Agreement, you waive your right to commence, or be a party to, any class or collective claims or to bring jointly any claim against the Company with any other person, except as provided in the paragraph below. The parties agree any claim can be pursued, but only on an individual basis, except the lack of co-plaintiffs shall not, in and of itself, be a bar to pursuit of a pattern and practice claim.

In addition, nothing herein limits your right and the rights of others collectively to challenge the enforceability of this Agreement, including the class/collective action waiver. While the Company will assert that you have agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims, to the extent the filing of such an action is protected concerted activity under the National Labor Relations Act, such filing will not result in threats, discipline or discharge.

C. Severability and Related Issues

The Arbitrator, and not any federal, state or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to any claim that all or any part of this Agreement is void or voidable, except any determination as to the enforceability of the class/collective action waiver shall be made solely by a court. If the prohibition against class/collective actions is deemed unlawful, then such action shall proceed forward in court as a collective or class action. If an arbitrator finds any other provision of this Agreement unenforceable, a court or arbitrator shall interpret or modify this Agreement, to the extent necessary, for it to be enforceable, subject to the sentence above. This Agreement shall be self-amending; meaning if by law or common law a provision is deemed unlawful or unenforceable that provision and the Agreement automatically, immediately and retroactively shall be amended, modified, and/or altered to be enforceable. The arbitrator shall have no power under this Agreement to consolidate claims and/or to hear a collective or class action.

D.  The Arbitration Process

Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, but not limited to, attorney’s fees, to the extent such damages are available under law. Because any arbitral award may be entered as a judgment or order in any court of competent jurisdiction, any relief or recovery to which you may be entitled upon any claim (including those arising out of employment, cessation of employment, or any claim of unlawful discrimination) shall be limited to that awarded by the arbitrator. Again, the arbitrator has no power to consolidate claims or adjudicate a collective/class action. All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act.

Any claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have been filed if the claim is one which could be filed with an administrative agency. If the arbitration claim raises an issue which could not have been filed with an administrative agency, then the claim must be filed within the time set by the appropriate statute of limitation. A claim may be filed by serving written notice to the Company’s Human Resources Department with a copy to General Counsel, 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113, and thereafter by filing an action with JAMS pursuant to JAMS Employment Arbitration Rules. The filing party is responsible for any filing fee absent extreme financial circumstances. Each party shall bear its own costs and expenses for the arbitration however the arbitrator’s fee shall be paid by the Company, absent an award from the arbitrator.

The arbitration shall be arbitrated by a single arbitrator in accordance with the JAMS Employment Arbitration Rules except all arbitrators or members of the appeal panel (which is discussed below) must be members of the bar in good standing in the state in which the dispute arose. Each party may be represented by counsel.

A copy of the JAMS Employment Arbitration Rules, including forms and procedures for submitting a matter for arbitration, are available for you to review at the Human Resource Department. You may contact JAMS to request a copy of these rules or obtain them from the JAMS website (www.jamsadr.com) or by calling JAMS at 1(800)352-5267. If for whatever reason JAMS declines to act as the neutral, the parties shall utilize NAM (www.namadr.com) as the neutral for the arbitration/appeal and shall utilize its Rules for Resolution of Employment Disputes. Each party agrees that it has had an opportunity to review the current JAMS Employment Arbitration Rules.

E.Modification to NAM/JAMS Rules

The arbitrator shall apply the Federal Rules of Civil Procedure (except for Rule 23) and the Federal Rules of Evidence as interpreted in the jurisdiction where the arbitration is held. Also there shall be one arbitrator for the matter up and through submission and determination of a motion for summary judgment. If a summary judgment is made, the arbitrator must render a written and detailed opinion on that motion within sixty (60) calendar days of submission of all supporting and opposition papers. If the summary judgment is in any part denied the case shall proceed to hearing before another arbitrator, who did not hear the summary judgment motion. That arbitrator shall be selected from a new panel to be provided by JAMS (or if JAMS declines to be the third party administrator, NAMS). If no summary judgment is filed then no new arbitrator will be selected to hear the matter, as the original arbitrator will retain jurisdiction.

F. Consideration For This Agreement

This mutual agreement to arbitration and your accepting employment with the Company shall act as consideration for this Agreement. The parties agree that the consideration set forth in this paragraph is wholly adequate to support this Agreement.

G.  Other Provisions of this Agreement

To the extent any of the provisions herein conflict with any standard rules of the arbitration service being used, the express provisions of this Agreement shall prevail.

Neither the terms nor conditions described in this Agreement are intended to create a contract of employment for a specific duration of time. Employment with the Company is voluntarily entered into, and you are free to resign at any time. Similarly, the Company may terminate the employment relationship at any time for any reason, with or without prior notice. This Agreement shall survive the termination of your employment.

This Agreement shall be governed by and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the maximum extent permitted by applicable law.

This Agreement contains the complete agreement between the parties regarding the subjects covered in it, and supersedes any prior or inconsistent agreements that might exist between you and the Company. This Agreement can be modified only by an express written agreement signed by both you and the President of the Company.

I KNOWINGLY AND FREELY AGREE TO THIS MUTUAL AGREEMENT TO ARBITRATE CLAIMS, WHICH OTHERWISE COULD HAVE BEEN BROUGHT IN COURT. I AFFIRM THAT I HAVE HAD SUFFICIENT TIME TO READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT AND THAT I HAVE BEEN ADVISED OF MY RIGHT TO SEEK LEGAL COUNSEL REGARDING THE MEANING AND EFFECT OF THIS AGREEMENT PRIOR TO SIGNING. BY ISSUANCE OF THIS AGREEMENT, THE COMPANY AGREES TO BE BOUND TO ITS TERMS WITHOUT ANY REQUIREMENT TO SIGN THIS AGREEMENT.

Date:________________________ Employee Name: ______________